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                                                                Exhibit 10.18
                             NOTE PURCHASE AGREEMENT


                  NOTE PURCHASE AGREEMENT, dated as of May 26, 1999, by and between Emcore Corporation, a New Jersey corporation ("Company"), and GE Capital Equity Investments, Inc., a Delaware corporation ("GE Capital" or "Purchaser").

                              W I T N E S S E T H :

                  WHEREAS, Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from Company, upon the terms and conditions hereinafter provided, a subordinated convertible promissory note in the principal amount of $7,800,000, which is initially convertible into 340,984 shares of Common Stock (as defined herein) of Company (the "Note");

                  NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.   DEFINITIONS

                  "Affiliate" shall mean, with respect to any Person, (i) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (ii) each of such Person's executive officers and directors, (iii) any trust or beneficiary of a trust of which such Person is the sole trustee or (iv) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall mean this Note Purchase Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

                  "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                   "Change of Control" shall mean any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) (other than GE Capital and its Affiliates and those existing shareholders of Company set forth on Schedule 1(A) hereto) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of the issued and outstanding shares of Common Stock of Company; (b) Company shall be a party to a merger or consolidation in which Company is not the survivor or in which Company's


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stockholders immediately prior thereto own less than a majority of the outstanding voting stock of the survivor; or (c) Company shall have sold, leased or otherwise transferred all or substantially all of its assets.

                  "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) Company's or any of its Subsidiaries' employees, payroll, income or gross receipts, (ii) Company's or any of its Subsidiaries' ownership or use of any of its assets, or (iii) any other aspect of Company's or any of the Subsidiaries' business.

                  "Closing" shall have the meaning set forth in Section 2.2 hereof.

                  "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

                  "Closing Price" shall mean, in respect of any share of Common Stock on any date herein specified which is a Business Day, (i) the last sale price on such day on the principal stock exchange or NASDAQ National Market System ("NASDAQ/NMS") on which such Common Stock is then listed or admitted to trading or (ii) if no sale takes place on such day on such exchange or NASDAQ/NMS, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or NASDAQ/NMS.

                  "Common Stock" shall mean the common stock, no par value, of Company.

                  "Conversion" shall have the meaning set forth in Section 7.1(a) hereof.

                  "Conversion Price" shall have the meaning set forth in Section
7.1 hereof.

                  "Current Market Price" shall mean, in respect of any share of Common Stock on any date herein specified, the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or NASDAQ National Market System ("NASDAQ-NMS") on which such Common Stock is then listed or admitted to trading,
(ii) if no sale takes place on such day on any such exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or NASDAQ-NMS, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or
(v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers ("NASD") selected mutually by the Required Holders and Company or, if they cannot agree upon such selection, as selected by two such members of the



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NASD, one of which shall be selected by the Required Holders and one of which shall be selected by the Company.

                  "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "EBITDA" shall mean consolidated operating income (before extraordinary items, interest, taxes, depreciation and amortization) of such Person and its consolidated Subsidiaries determined in accordance with GAAP.

                  "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable Real Estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Event of Default" shall have the meaning set forth in Section
8.1 hereof.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

                  "GE Capital" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.



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                  "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

                  "Holder" shall have the meaning assigned to such term in
Section 9.1 hereof.

                  "Indebtedness" of any Person shall mean without duplication
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business),
(ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all Guaranteed Indebtedness, and (iv) all Indebtedness referred to in clause (i), (ii) or (iii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  "Interest Payment Date" shall have the meaning assigned to such term in Section 2.6(a) hereof.

                  "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  "IRS" shall mean the Internal Revenue Service, or any successor thereto.

                  "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement granting a lender an interest in the Company's property (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).



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                  "Loan Documents" shall mean this Agreement, the Note and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Company, and delivered to Purchaser, in its capacity as a purchaser of the Note hereunder, in connection with this Agreement or the transactions contemplated hereby.

                  "Material Adverse Effect" shall mean material adverse effect on the business, assets, operations or financial condition of Company and its Subsidiaries, if any, taken as a whole.

                  "Material Subsidiary" shall mean a "significant subsidiary" as defined in Regulation S-X as adopted by the SEC.

                  "Maximum Lawful Rate" shall have the meaning assigned to such term in Section 2.6(d) hereof.

                  "Note" shall mean the subordinated convertible promissory note of Company in the principal amount of $7,800,000 to be issued to Purchaser hereunder, substantially in the form of Exhibit A hereto.

                  "Obligations" shall mean all amounts owing by Company to Purchaser and any of its assignees pursuant hereto or the Note, including, without limitation, all principal, interest, fees, expenses, attorneys' fees and any other sum chargeable to Company under any of the Loan Documents.

                  "Permitted Liens" shall mean the following (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (v) workers, mechanics, suppliers, carriers, warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Company or any of its Subsidiaries is a party; (vii) Liens arising in the ordinary course of business in connection with obligations that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to, Liens under bid, performance and other surety bonds, supersedes and appeal bonds, landlord Liens arising under leases of real property, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the



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event final acceptance of performance under such contracts does not occur, and
Liens upon funds collected temporarily from others pending payment or remittance on their behalf; (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (ix) Liens existing on the date hereof and described on
Schedule 1 (B) hereto.

                  "Permitted Senior Debt" shall have the meaning assigned to such term in Section 5.2(c) hereof.

                  "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Registration Rights Agreement" shall mean the Registration Rights Agreement by and between Company and Purchaser, substantially in the form attached hereto as Exhibit B, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

                  "Required Holders" shall mean Persons who hold at least a majority of the outstanding principal amount of the Note.

                   "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

                  "Senior Debt" shall mean:

                  (a) all principal of and premium, if any, and interest (including interest at the applicable post-default interest rate) on, and all other amounts owing (including post-petition interest whether or not such post-petition interest is allowed as a claim under the Bankruptcy Code) in respect of Indebtedness for borrowed money (other than the Note) of Company listed on Schedule 5.2(d) ("Specified Senior Debt");

                  (b) all principal of and premium, if any, and interest (including interest at the applicable post-default interest rate) on, and all other amounts owing (including post-petition interest whether or not such post-petition interest is allowed as a claim under the Bankruptcy Code) in respect of Indebtedness for borrowed money (other than the Note) of Company which is not expressly pari passu with or subordinated to the payment of the Obligations and other than Indebtedness listed on Schedule 5.2(d); and



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                  (c)  any and all increases, refinancings, replacements, or refundings, of any of the amounts referred to in clauses (a) and (b) above;

provided that the aggregate principal of Senior Debt, including any committed (subject to usual and customary conditions to funding any particular advance under such commitments), but unfunded Specified Senior Debt with the Specified Senior Creditor, shall not exceed, at any one time outstanding, the amount permitted by the terms of Section 5.2(c) hereof, and provided further that the aggregate principal amount of Specified Senior Debt, including any committed (subject to usual and customary conditions to funding any particular advance under such commitments), but unfunded portion thereof by the Specified Senior Creditor, shall be deemed to be Senior Debt provided that such amount does not exceed the amount of Permitted Senior Debt as defined in Section 5.2(c) hereof.

"Senior Debt Ceiling" shall have the meaning assigned to such term in Section 5.2(d) hereof.

                  "Senior Debt Document" shall mean any agreement, note, instrument or other document, governing, securing, supporting, or evidencing any Senior Debt.

                  "Specified Senior Creditor" shall mean First Union National Bank and its successors and assigns as the Agent or the sole lender under the Specified Senior Debt, provided that written notice of such successor or assign is given to Purchaser by the Specified Senior Creditor or Company.

                  "Specified Senior Debt" shall have the meaning assigned to such term in clause (a) of the definition of "Senior Debt" herein.

                  "Stock" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

                  "Subordinated Debt" shall have the meaning set forth in
Section 9.1 hereof.

                  "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.



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                  "Taxes" shall have the meaning set forth in Section 2.12(a)
hereof.

                  "Transaction Documents" shall mean this Agreement, the Note and the Registration Rights Agreement.

                  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.   PURCHASE OF NOTE

                  2.1 Purchase of Note. Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase from Company, and Company agrees to issue and sell to Purchaser, on the Closing Date, the Note for an aggregate purchase price of $7,800,000, containing the terms set forth herein and in Exhibit A hereto. The principal amount of the Note shall be $7,800,000, and the maturity date thereof shall be May 26, 2006.

                  2.2 Closing. The closing of the purchase and sale of the Note (the "Closing") shall take place within five Business Days after the satisfaction or waiver of the conditions set forth in Section 6 hereof or such date and time as shall be mutually agreed to by the parties hereto (the "Closing Date") at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036-2787, or such other place as shall be mutually agreed to by the parties hereto.

                  On the Closing Date, Company will deliver to Purchaser the Note payable to Purchaser against delivery by Purchaser of the purchase price therefor by wire transfer of funds to the account of Company.

                  2.3 Optional Prepayment. Subject to the applicable provisions of Article 9 hereof, so long as after the third anniversary of the Closing Date the Closing Price of a share of Common Stock is at least 150% of the then current Conversion Price (which as of the Closing Date shall be a Closing Price of $34.31) for a period of thirty (30) consecutive days, Company shall have the right, without premium or penalty, and on ten (10) days' prior written notice to Purchaser, to voluntarily prepay all or any portion (in multiples of not less than $500,000 or the amount outstanding on the Note) of the Note; provided, however, Purchaser shall retain conversion rights in respect of the Note for



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such period of ten (10) days after Company has given such notice. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of prepayment. Company shall not have any other right to prepay the Note.

                  2.4 Mandatory Redemption. Upon the occurrence of a Change of Control, Purchaser, by written notice to Company and the Specified Senior Creditor within thirty (30) days of the occurrence thereof, may require Company to redeem all or a portion of the Note for a price equal to the outstanding principal amount thereof, together with a payment of all accrued and unpaid interest on the amount being prepaid through the date of prepayment. Company shall give Purchaser and the Specified Senior Creditor written notice of the occurrence of a Change of Control within ten (10) days after the occurrence thereof.

                  2.5 Use of Proceeds. Company shall use the proceeds of the purchase price to make its initial capital contribution pursuant to Section 3.01
(a)(i) of the Transaction Agreement dated January 20, 1999 between the Company and General Electric Company.

                  2.6 Interest on Note. Company shall pay interest to Purchaser, semi-annually in arrears on the last day of each October and April, commencing on October 31, 1999 (each, an "Interest Payment Date"), at a rate equal to 4.75% per annum, based on a year of 360 days for the actual number of days elapsed, and based on the amounts outstanding from time to time under the Note.

                  (a) If Company has not consummated a public offering of equity securities registered under the Securities Act with gross proceeds of at least $40 million by June 15, 1999 and until Company does consummate such an offering, the interest rate applicable to the Note shall be at a rate equal to 13.00% per annum. After Company consummates such an offering, the interest rate applicable to the Note shall return to 4.75% per annum.

                  (b) If any payment on the Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) Notwithstanding anything to the contrary set forth in this Section 2.6, if at any time until payment in full of the Note, the interest rate payable thereon exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable on the Note shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate payable thereon is less than the Maximum Lawful Rate, Company shall continue to pay interest thereunder at the Maximum Lawful Rate until such time as the total interest received by Purchaser is equal to the total interest which it would have received had the interest rate on the Note been (but for the operation of this paragraph) the interest rate payable since the Closing



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Date. Thereafter, the interest rate payable shall be the stated interest rate unless and until such rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Purchaser pursuant to the terms hereof exceed the amount which it could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.6(d), shall make a final determination that Purchaser has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, Purchaser shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under the Note, then to the outstanding principal of the Note, then to other unpaid Obligations and thereafter shall refund any excess to Company or as a court of competent jurisdiction may otherwise order.

                  2.7 Receipt of Payments. Company shall make each payment under the Note not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to Purchaser's depository bank in the United States as designated by Purchaser from time to time for deposit in Purchaser's depositary account.

                  2.8 Application of Payments. Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Purchaser from or on behalf of Company pursuant to the terms of this Agreement, and Company irrevocably agrees that Purchaser shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Company and in repayment of the Note as it may deem advisable. In the absence of a specific determination by Purchaser with respect thereto, the same shall be applied in the following order: (i) then due and payable interest payments on the Note; and (ii) then due and payable principal payments on the Note.

                  2.9 Sharing of Payments. If any holder of the Note or a portion thereof shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes held by all holders thereof, such holder shall forthwith purchase from each other holder such participations in the Note held by it as shall be necessary to cause such purchasing holder to share the excess payment ratably with each other holder; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing holder, such purchase shall be rescinded and such holder shall repay to the purchasing holder the purchase price to the extent of such recovery together with an amount equal to such holder's ratable share (according to the proportion of (i) the amount of such holder's required repayment to (ii) the total amount so recovered from the purchasing holder) of any interest or other amount paid or payable by the purchasing holder in respect of the total amount so recovered. Company agrees that any holder so purchasing a participation from another holder pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all



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its rights of payment (including the right of set-off) with respect to such participation as fully as if such holder were the direct creditor of Company in the amount of such participation. Company further agrees to make all payments on the Note to all holders thereof on a pro rata basis, based on the principal amount of the Note held by each.

                  2.10 Indemnity. (a) Company shall indemnify and hold Purchaser and each of its officers, directors and Affiliates harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted by a third party against or incurred by Purchaser or such other indemnified person as the result of Purchaser having entered into this Agreement or any of the other Loan Documents or purchased the Note hereunder or arising out of any Environmental Law applicable to Company or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby; provided, however, that Company shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

                  2.11 Access. Purchaser and any of its officers, employees and/or agents shall have the right, during normal business hours, to visit and inspect the properties and facilities of Company and its Subsidiaries and to inspect, audit and make extracts from all of Company's and its Subsidiaries' records, files, corporate books and books of account and to discuss the affairs, finances and accounts of Company and its Subsidiaries with the principal officers of Company, all at such reasonable times and upon reasonable notice as Purchaser may reasonably request. Company shall deliver any document or instrument reasonably necessary for Purchaser, as it may request, to obtain records from any service bureau maintaining records for Company or its Subsidiaries. In connection with its rights under this Section 2.11, Purchaser shall be bound by the confidentiality provisions applicable to General Electric Company contained in the Confidentiality Agreement dated May 26, 1999 among the Company, General Electric Company and GELcore, LLC.

                  2.12 Taxes. Any and all payments by Company hereunder or under the Note shall be made, in accordance with this Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income or net profits of Purchaser, or any franchise or similar tax imposed on or measured by the net income of Purchaser, by the jurisdiction under the laws of which it is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Purchaser,
(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) Company shall make such deductions, and (iii)

Company shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

                  (a) In addition, Company agrees to pay any present or future stamp or documentary taxes or any other sales, or exercise taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, sale, delivery or registration of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as "Other Taxes").

                  (b) Within 45 days after the date of any payment of Taxes, Company shall furnish to Purchaser the original or a certified copy of a receipt evidencing payment thereof.

                  (c) Without prejudice to the survival of any other agreement of Company hereunder, the agreements and obligations of Company contained in this Section 2.12 shall survive the payment in full of the Note.

3.   PURCHASER'S REPRESENTATIONS AND WARRANTIES

                  Purchaser makes the following representations and warranties to Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

                  3.1 Investment Intention. Purchaser is purchasing the Note for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Note (or solicit any offers to buy, purchase, or otherwise acquire any of the Note), except in compliance with the Securities Act.

                  3.2 Accredited Investor. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

                  3.3 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  3.4 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to be executed by it: (i) are within Purchaser's corporate power; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of Purchaser's certificate of incorporation or by-laws; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of

Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.   COMPANY'S REPRESENTATIONS AND WARRANTIES

                  Company makes the following representations and warranties to Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

                  4.1 Authorization and Issuance of Note. Upon delivery to Purchaser of the Note against payment in accordance with the terms hereof, the Note will have been validly issued, free and clear of all pledges, liens, encumbrances and preemptive rights. The issuance of shares of Common Stock upon conversion of the Note has been duly authorized by all necessary corporate action on the part of Company and, when issued upon conversion of the Note, such Common Stock will have been validly issued and fully paid and non-assessable. Company has duly reserved 340,984 shares of Common Stock for issuance pursuant to the terms of the Note.

                  4.2 Corporate Existence; Compliance with Law. Company and each of its Subsidiaries, if any, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey in the case of Company and as set forth on Schedule 4.2 in the case of its Subsidiaries; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate or articles of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law, except for such non-compliance which would not have a Material Adverse Effect.

                  4.3 Securities Laws. In reliance on the investment representations contained in Sections 3.1 and 3.2, the offer, issuance, sale and delivery of the Note, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Note under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Note, to the registration requirements of Section 5 of the Securities Act.

                  4.4 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Company, the issuance and sale of the Note and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Company's certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Company or any of its Subsidiaries; and (vii) do not require on the part of Company the consent or approval of, or any filing with, any Governmental Authority or any other Person (except (A) for those filings required by the Registration Rights Agreement and (B) to the extent previously obtained or made). At or prior to the Closing Date, each of this Agreement and the other Transaction Documents shall have been duly executed and delivered by Company and each shall then constitute a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  4.5 Financial Statements. The audited consolidated balance sheet of Company as at September 30, 1998, and the related consolidated statements of income and cash flows for the year then ended, with the opinion thereon of Pricewaterhouse Coopers LLP, and the unaudited consolidated balance sheet of Company as at March 31, 1999 (the "Balance Sheet") and the related unaudited consolidated statements of income, and cash flows for the six months then ended, copies of which have previously been delivered to Purchaser, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Company as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments.

                  4.6 Brokers. No broker or finder acting on behalf of Company or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Agreement and neither Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

                  4.7 Patents, Trademarks, Copyrights and Licenses. Company and each of its Subsidiaries owns or has a license or other right to use all patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it, except where the failure to have such right would not be reasonably expected to have a Material Adverse Effect. To Company's knowledge, there are no pending or threatened claims alleging or potential claims that could reasonably be expected to be alleged, that any or all such intellectual property rights of Company and its Subsidiaries infringes or conflicts with the intellectual property rights of others.

                  4.8  No Material Adverse Effect. Except as set forth on
Schedule 4.8, no event has occurred since December 31, 1998 which has had or could be reasonably expected to have a Material Adverse Effect.

                  4.9 SEC Documents. Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the SEC since January 1, 1998 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.10 Full Disclosure. No information contained in this Agreement, any other Transaction Document or any financial statements furnished by or on behalf of Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

5.   COVENANTS

                  5.1 Affirmative Covenants. Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Note is outstanding:

                  (a) Tax Compliance. Company shall pay all transfer, excise or similar taxes (not including income, profits or franchise taxes) in connection with the issuance, sale, delivery or transfer by Company to Purchaser of the Note and the Common Stock issuable upon conversion thereof, and shall indemnify and save Purchaser harmless without limitation as to time against any and all liabilities with respect to such taxes. Company shall not be responsible for any taxes in connection with the transfer of the Note or such Common Stock by the holder thereof. The obligations of Company under this Section 5.1(a) shall survive the payment, prepayment or redemption of the Note and the termination of this Agreement.

                  (b) Insurance. Company shall and shall cause each Subsidiary of Company to maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, directors' and officers' insurance and insurance on all property and assets material to the operation of the business, all in amounts customary for the industry. Company shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.

                  (c) Compliance with Law. Company shall, and shall cause each of its Subsidiaries to, comply with all laws, including Environmental Laws, applicable to it, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.

                  (d) Maintenance of Existence. Company shall, and shall cause each of its Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights and franchises.

                  (e) Senior Debt Compliance. As soon as available and in any event within 45 days after the end of each fiscal quarter, Company shall deliver to Purchaser a certificate of the chief financial officer of Company certifying Company's compliance with the covenant contained in Section 5.2(c) hereof as of the last day of the immediate preceding fiscal quarter, showing the calculation thereof.

                  5.2 Negative Covenants. Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless the Required Holders have given their prior written consent) so long as the Note is outstanding:

                  (a) Sales of Assets; Liquidation. Company shall not, and shall not permit any Material Subsidiary of Company to, (i) sell, transfer, convey or otherwise dispose of all or substantially all of its assets or properties or (ii) liquidate, dissolve or wind up Company, or any of its Material Subsidiaries, except for transfers to Company, whether voluntary or involuntary; provided, however, that the foregoing shall not prohibit (i) the sale of inventory in the ordinary course of business, (ii) the sale of surplus or obsolete equipment and fixtures, (iii) transfers resulting from any casualty or condemnation of assets or properties or (iv) sales as to which the net proceeds are either (x) reinvested in Company's or, if sold by a Material Subsidiary, such Material Subsidiary's or Company's existing or related lines of business or (y) applied to repay Indebtedness, within 180 days after such sale.

                  (b) Transactions with Affiliates. Company shall not and shall not permit any Subsidiary of Company to enter into or be a party to any transaction involving $250,000 or more in any single transaction or $1,000,000 or more in the aggregate for all such transactions with any Affiliate of Company or such Subsidiary, except (i) transactions expressly permitted hereby, (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of Company's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to Purchaser and are no less favorable to Company or such Subsidiary than would be obtained in a comparable arm's-length transaction (as determined by disinterested members of the board of directors of Company) with a Person not an Affiliate of Company or such Subsidiary, (iii) transactions between Company and its wholly-owned Subsidiaries or between such Subsidiaries and (iv) payment of compensation to employees and directors' fees. For the avoidance of doubt, Company and Purchaser hereby acknowledge that the foregoing shall not restrict or prohibit certain transactions between Company and certain of its Affiliates which are in any way related to the guaranty of, or collateral security provided for, any and all of the Specified Senior Debt.

                  (c) Senior Debt. Company shall not and shall not permit any Subsidiary of Company to incur or suffer to exist Senior Debt in an aggregate principal amount in excess of the greater of (X) the Permitted Senior Debt and
(Y) the product obtained by multiplying Company's EBITDA (determined on the basis of the immediately preceding four fiscal quarters ending on the last day of the most recent fiscal quarter) by four (such greater amount, as may be adjusted from time to time, the "Senior Debt Ceiling"). For purposes hereof, "Permitted Senior Debt" shall be an aggregate principal amount equal to $30 million plus any additional amounts of which Purchaser is given notice by Company which would constitute an Event of Default and as a result of which Purchaser does not elect to accelerate the amounts due under the Note in accordance with the provisions of Section 8.2 hereof. Notwithstanding the foregoing, if the amount of Senior Debt outstanding exceeds the Senior Debt Ceiling pursuant to the calculation of the amount in clause (Y) above, it shall not be deemed a Default or an Event of Default hereunder so long as such excess Senior Debt does not exceed fifteen percent (15%) of the total amount of Senior Debt outstanding.

                  (d) Indebtedness. Company shall not, and shall not permit any Subsidiary of Company to, incur or suffer to exist any Indebtedness other than
(i) Senior Debt permitted pursuant to Section 5.2(c) hereof, (ii) Indebtedness listed on Schedule 5.2(d) and (iii) Indebtedness subordinated to the Note on terms and conditions (including, without limitation, subordination terms) reasonably acceptable to Purchaser. It is understood that Purchaser shall be acting reasonably in not agreeing to any subordinated Indebtedness which has payments of principal (other than, with respect to all subordinated Indebtedness, an aggregate principal amount of $1,000,000) prior to the payment in full of the Note or which has interest payments Purchaser reasonably believes to be excessive.

                  (e) Liens. Company shall not, and shall not permit any Subsidiary of Company to, incur or suffer to exist any Liens on any of its assets, except Permitted Liens and Liens securing Senior Debt permitted hereunder.

                  (f) Mergers. Company shall not, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with any Person where there is a Change in Control or would result in a Default or Event of Default.

6.   CONDITIONS PRECEDENT

                  6.1 Conditions Precedent. The obligation of Purchaser to purchase the Note pursuant to Section 2.1 hereof, is subject to the condition that Purchaser shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to Purchaser:

                  (a) Favorable opinions of White & Case, special counsel to Company, and Dillon, Bitar & Luther, L.L.C., special New Jersey counsel to Company, substantially in the form attached hereto as Exhibits C-1 and C-2, respectively.

                  (b) Resolutions of the board of directors of Company, certified by the Secretary or Assistant Secretary of Company, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing
(i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

                  (c) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that Company is organized and in good standing in the State of New Jersey and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

                  (d) A copy of the certificate of incorporation and all amendments thereto of Company, certified by the Secretary or Assistant Secretary of Company, and copies of Company's by-laws, certified by the Secretary or Assistant Secretary of Company as true and correct as of the Closing Date.

                  (e) The Registration Rights Agreement duly executed by the parties thereto.

                  (f) Certificates of the Secretary or an Assistant Secretary of Company, dated the Closing Date, as to the incumbency and signatures of the officers of Company executing this Agreement, the Note, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                  (g) Certificate of the President of Company, dated the Closing Date, stating that all of the representations and warranties of Company contained herein or in the other Transaction Documents are true and correct on and as of the Closing Date as if made on such date and that no breach of any covenant contained in Article V has occurred or would result from the Closing hereunder.

                  (h) Receipt of all requisite third-party consents to the transactions contemplated hereby, including an acknowledgment from the Specified Senior Creditor concerning the incurrence of the Obligations hereunder as constituting "Subordinated Debt", as defined in the Specified Senior Creditor's Senior Debt Documents and consenting to the use of proceeds described in Section
2.5 hereof.

                  6.2 Additional Conditions. The obligation of Purchaser to purchase the Note pursuant to Section 2.1 is subject to the additional conditions precedent that:

                  (a) Except as disclosed pursuant to Article IV, there shall not have occurred any event or condition since December 31, 1998 which could have a Material Adverse Effect.

                  (b) All of the representations and warranties of Company contained herein or in the other Transaction Documents shall be true and correct on and as of the Closing Date as if made on such date and no breach of any covenant contained in Article V shall have occurred or would result from the Closing hereunder.

                  (c) The Closing shall have occurred no later than May 27, 1999.

7.   CONVERSION

                  7.1  Conversion of Note.

                  (a) Subject to the provisions for adjustment hereinafter set forth, the Note shall be convertible, in whole or in part, at any time and from time to time, at the option of the holder thereof (a "Conversion"), up to the outstanding principal amount of the Note held by Purchaser at the time of such conversion into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the principal amount of the Note to be converted by (B) the Conversion Price (as hereinafter defined). The Conversion Price shall initially be $22.875 per share of Common Stock and shall be subject to further adjustments from time to time pursuant to Section 7.1(f) below.

                  No fractional shares shall be issued upon the conversion of the Note. All shares of Common Stock (including fractions thereof) issuable upon conversion of the Note by Purchaser shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, Company shall, in lieu of issuing any fractional share, pay Purchaser a sum in cash equal to the Current Market Price of such fraction on the date of conversion.

                  (b) A conversion of the Note may be effected by Purchaser upon the surrender to Company at the principal office of Company of the Note to be converted accompanied by a written notice stating that Purchaser elects to convert all or a specified amount of its Note in accordance with the provisions of this Section 7.1 and specifying the name or names in which Purchaser wishes the certificate or certificates for shares of Common Stock to be issued.

                  (c) In case the written notice specifying the name or names in which Purchaser wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of Purchaser, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Note pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of the Note and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of Company that such taxes have been paid), Company shall deliver or cause to be delivered (1) certificate(s) representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of the Note being converted shall be entitled and (2) if less than all of principal amount of the Note evidenced by the surrendered Note is being converted, in exchange for the Note surrendered, a new Note, of like tenor, in a principal amount equal the full principal amount of the Note surrendered less the principal amount being converted.

                  (d) A conversion shall be deemed to have been made at the close of business on the date of giving the written notice referred to in the first sentence of (b) above and of such surrender of the certificate or certificates representing the Note to be converted so that the rights of the holder thereof as to the Note being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (e) Company shall at all times reserve, and keep available for issuance upon the conversion of the Note, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all of the outstanding principal balance of the Note, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all of the outstanding principal balance of the Note.

                  (f) The Conversion Price will be subject to adjustment from time to time as follows:

                           (i) In case Company shall at any time or from time to time after the Closing Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of Company which Purchaser would have owned or have been entitled to receive after the happening of any of the events described above, had such Note been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause
                  (i) in connection with any transaction to which Section 7.1(g) applies.

                           (ii) In case Company shall issue shares of Common Stock (or rights, warrants or other securities convertible into or exchangeable for shares of Common Stock) after the Closing Date, other than (A) pursuant to existing obligations, including, without limitation, under agreements with existing lenders, outstanding options, rights, warrants or other securities convertible into or exchangeable for shares of Common Stock, or pursuant to any existing employee benefit plan, (B) pursuant to any joint venture or other strategic alliance, with the prior written consent of Purchaser, (C) issuances covered by clause (i) above, and (D) issuances pursuant to a registration statement under the Securities Act, for consideration in an amount per share of Common Stock (or having an exercise, conversion or exchange price per share) less than an amount equal to 25% below the Current Market Price, then (i) the number of shares of Common Stock for which this Note is convertible shall be adjusted to equal the product obtained by multiplying the number of shares of Common Stock for which this Note is convertible immediately prior to such issue or sale by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares which the aggregate offering price of the total number of such additional shares of Common Stock would purchase at the then Current Market Price; and (ii) the Conversion Price as to the number of shares for which this
                  Note is convertible prior to such adjustment shall be adjusted by multiplying such Conversion Price by a fraction (X) the numerator of which shall be the number of shares for which this Note is convertible immediately prior to such issue or sale; and (Y) the denominator of which shall be the number of shares of Common Stock purchasable immediately after such issue or sale. An example of the calculation required pursuant to this clause (ii) is annexed hereto as Exhibit D.

                           (iii) An adjustment made pursuant to clause (ii) above shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. No adjustment shall be made pursuant to clause (ii) in respect of any issuance of shares of Common Stock on or prior to the Closing Date. For purposes of clause (ii), the aggregate consideration received by Company in connection with the issuance of shares of Common Stock or of rights, warrants or other securities exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price of all such Common Stock and such rights, warrants, or other exchangeable or convertible securities plus the aggregate amount, if any, receivable upon exchange or conversion of any such exchangeable or convertible securities into shares of Common Stock.

                           (iv) In case Company shall at any time or from time to time after the Closing Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of Company or any of its Subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) above and cash dividends paid out of retained earnings, then the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the applicable Conversion Price on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the day immediately prior to such record date less the amount of such dividend or distribution per share of Common Stock, and the denominator of which shall be such Current Market Price per share of Common Stock on the day immediately prior to such record date. No adjustment shall be made pursuant to this clause (iv) in connection with any transaction to which Section 7.1(g) applies.

                           (v) For purposes of this Section 7.1(f), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of Company or any of its Subsidiaries.

                           (vi)    If Company shall take a record of the
                  holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this Section 7.1(f) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

                           (vii) Anything in this Section 7.1(f) to the contrary notwithstanding, Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least one cent, such change in Conversion Price shall thereupon be given effect.

                           (viii) If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Price shall be adjusted accordingly. No holder of Common Stock which was previously issued upon conversion of the Note shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this clause (viii).

                  (g) In case of any reorganization of capital, reclassification of capital stock (other than a reclassification of capital subject to 7.1(f)(i)), consolidation or merger with or into another corporation, or sale, transfer or disposition of all or substantially all the property, assets or business of Company to another corporation (any one or more of such events being an "Organic Change"), the Note then outstanding, shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Organic Change, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Organic Change by a holder of that number of shares of Common Stock into which the Note was convertible immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7.1(g) shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

                  (h) In case at any time or from time to time Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of Company or consolidation or merger of Company with or into another corporation, or any sale or conveyance to another corporation of the property of Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of Company, then, in any one or more of said cases, Company shall give at least 20 days' prior written notice to the registered holder of the Note at the address of each as shown on the books of Company as of the date on which (i) the books of Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such non-bankruptcy reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Organic Change to which Section 7.1(g) applies Company shall give at least 20 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such non-bankruptcy reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

                  (i) Upon any adjustment of the Conversion Price then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in this Section 7.1, then, and in each such case, Company shall promptly deliver to the holder of the Note, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by this Section 7.1, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment.

8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                  8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder and under the Note:

                  (a) Company shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Note, or any of the other Obligations when due and payable or declared due and payable, including pursuant to Section 2.4 hereof, which, other than principal or interest, shall have remained unremedied for a period of ten (10) days.

                   (b) Company shall fail or neglect to perform, keep or observe any of the provisions of Section 5.2 hereof (other than Section 5.2(c)).

                   (i) Company shall fail or neglect to perform, keep or observe any of the provisions of Section 5.2(c) hereof and such non-compliance shall have remained unremedied for a period of 45 days after the last day of the fiscal quarter during which such non-compliance occurred.

                  (c) Company shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, and the same shall remain unremedied for a period of thirty (30) days after Company shall receive written notice of any such failure from Purchaser.

                  (d) A default shall occur under any other agreement, document or instrument to which Company or any Subsidiary is a party or by which Company or any of its Subsidiaries or any of their property is bound, and such default
(i) involves the failure to make any payment (whether of principal, interest or otherwise) due at the scheduled final maturity date thereof beyond the period of grace, if any, applicable thereto in respect of any Indebtedness of Company or any of its Subsidiaries in an aggregate amount exceeding $1,000,000, or (ii) causes such Indebtedness or a portion thereof in an aggregate amount exceeding $1,000,000, to become due prior to its stated maturity.

                  (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Purchaser by Company pursuant hereto or thereto shall be untrue or incorrect in any material respect, as of the date when made.

                  (f) Any of the assets of Company or any of its Subsidiaries shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Company or any of its Subsidiaries and shall remain unstayed or undismissed for sixty (60) consecutive days; or Company or any of its Subsidiaries shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

                  (g) A case or proceeding shall have been commenced against Company or any of its Subsidiaries in a court having competent jurisdiction seeking a decree or order in respect of Company or any of its Subsidiaries (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company or any of its Subsidiaries or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of Company or any of its Subsidiaries and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  (h) Company or any of its Subsidiaries shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company or any of its Subsidiaries or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

                  (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Company or any of its Subsidiaries and the same shall not be (i) fully covered by insurance, or (ii) vacated, stayed, bonded, paid or discharged for a period of thirty (30) days.

                  8.2  Remedies. (a) If any Event of Default specified in
Section 8.1 other than a default specified in Section 8.1(b)(ii) shall have occurred and be continuing, Purchaser may, subject to the applicable provisions of Article 9, without notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(f), (g) or (h) hereof, such Obligations shall become due and payable without declaration, notice or demand by Purchaser.

                  (a) If an Event of Default specified in Section 8.1(b)(ii) shall have occurred and be continuing, Purchaser shall have 50 days after delivery of the certificate of Company required under Section 5.1(e) hereof or 50 days after the date such certificate is required to be delivered, if earlier, to declare, with notice to the Specified Senior Creditor, all Obligations due and payable; provided, however, that if prior to the time Purchaser makes such declaration Company has repaid its Senior Debt such that the Senior Debt is not in excess of the Senior Debt Ceiling, Purchaser shall not declare the Obligations due and payable. Purchaser shall give Company 10 days' notice prior to the time that it makes such declaration. If Purchaser elects not to make such declaration, such Event of Default under Section 8.1(b)(ii) shall be deemed to be waived for such fiscal quarter only. The amount payable upon an acceleration because of an Event of Default under Section 8.1(b)(ii) hereof shall include a premium equal to the percentage set forth below of the outstanding principal amount of the Note corresponding to the number of years after the Closing Date set forth below during which such acceleration occurs:

                      Year after Closing Date                                     Premium
                      -----------------------                                     -------

      Less than or equal to 1                                                        19%

      Greater than 1, but less than or equal to 2                                    17%

      Greater than 2, but less than or equal to 3                                    15%

      Greater than 3                                                               12.5%

                  Subject to the applicable provisions of Article 9, Purchaser may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in its best interests, including any action (or the failure to act) pursuant to the Loan Documents.

                  In the event of a declaration of acceleration by Purchaser (an "Applicable Acceleration") because of an Event of Default set forth in Section 8.1(d) above has occurred and is continuing solely as a result of the acceleration of Senior Debt by the holders thereof (a "Senior Debt Acceleration"), such Applicable Acceleration shall be automatically annulled if the holders of such Senior Debt have rescinded such Senior Debt Acceleration within 20 days thereof (but not beyond 90 days after the occurrence of such Event of Default) and if (x) the annulment of such Applicable Acceleration would not conflict with any judgment or decree of a court of competent jurisdiction and (y) all existing Events of Default, except the non-payment of principal or interest on the Note hereunder which shall have become due solely because of such Applicable Acceleration, have been cured or waived.

                  8.3 Waivers by Company. Except as otherwise provided for in this Agreement and applicable law, Company waives (i) presentment, demand and protest and notice of presentment, dishonor notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to Purchaser's taking possession or control of, or to Purchaser's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Purchaser to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Company acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

9.   SUBORDINATION

                  9.1 Note Subordinated to Senior Debt. Company covenants and agrees, and Purchaser and any other holder of the Note (Purchaser and such holders being hereinafter referred to collectively as "Holder") by its acceptance thereof likewise covenants and agrees, that all payments of the principal of and interest on the Note and all other Obligations (whether in the form of distribution of assets, set-off of other claims or other forms of cash or non-cash exchanges) of Company pursuant to this Agreement or under the Note (collectively the "Subordinated Debt") shall be subordinated in accordance with the provisions of this Section 9 to the prior payment in full of all Senior Debt of Company. For purposes of this Section 9, the term "Senior Debt" shall mean the Senior Debt of Company and shall include principal of and premium, if any, and interest (including interest accruing at the rate provided for in the documents evidencing such Senior Debt after the commencement of any proceedings of the type referred to in Section 9.2(a) hereof, whether or not an allowed claim in such proceeding) on all loans and other extensions of credit under, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to, the Senior Debt, to the extent permitted to be incurred pursuant hereto.

                  9.2  Priority and Payment Over of Proceeds in Certain Events.

                  (a) Subordination on Dissolution, Liquidation or Reorganization of Company. Upon payment or distribution of assets or securities of Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Company (any such proceeding, an "Insolvency Proceeding"), all Senior Debt shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the holders of Senior Debt, before any direct or indirect payments or distributions, including, without limitation, by exercise of set-off, of any cash, property or securities on account of principal of (or premium, if any) or interest on the Note and to that end the holders of Senior Debt shall be entitled to receive (pro rata on the basis of the respective amounts of Senior Debt held by them) directly, for application to the payment thereof (to the extent necessary to pay all Senior Debt in full after giving effect to any substantially concurrent payment or distribution to or provision for payment to the holders of such Senior Debt), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt. The holders of Senior Debt are hereby authorized to file an appropriate claim for and on behalf of the Holders if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to 30 days before the expiration of the time to file such claim or claims.

                  (b) Subordination on Default in Senior Debt. No direct or indirect payment, prepayment pursuant to Section 2.3 hereof or payment incidental to the redemption of the Note pursuant to Section 2.4 hereof or pursuant to Section 8.2(b) hereof, by or on behalf of Company of principal of (premium, if any), or interest on, the Subordinated Debt, whether pursuant to the terms of the Note, upon acceleration or otherwise, shall be made if at the time of such payment there exists (i) a default in the payment of all or any portion of principal of (premium, if any), interest on, fees or other amounts owing in connection with any Senior Debt, or (ii) any other default (howsoever) characterized) under any document or instrument governing, securing, supporting or evidencing any Senior Debt, and Purchaser has received written notice of such default (a "Blockage Notice") from a holder or representative of the holders of Senior Debt, and, in either case, such default shall not have been cured or waived in writing, provided however, that if within the period specified in the next sentence with respect to a default referred to in clause (ii) above, the holders of Senior Debt have not declared the Senior Debt to be immediately due and payable (or have declared such Senior Debt to be immediately due and payable and within such period have rescinded such acceleration), then and in that event, payment of principal of, and interest on, the Note shall be resumed. With respect to any default under clause (ii) above, the period referred to in the preceding sentence shall commence upon receipt by Purchaser of a Blockage Notice (which shall specify the defaults existing under the Senior Debt on the date of such notice which is the basis for the blockage of payments on the Note contemplated herein), and shall end at the completion of the 179th day after the beginning of such period (a "Blockage Period"). Only one such 179 day period may commence within any period of

360 consecutive days. Upon termination of any Blockage Period, Company shall resume payments on account of the principal of (premium, if any), and interest on, the Note, and on account of all other Subordinated Debt, subject to the provisions of Sections 9.1 and 9.2 hereof.

                  (c)  Rights and Obligations of Holders.

                           (i) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, the Holders shall have received any payment on account of the Subordinated Debt at a time when such payment is prohibited by such provision before the Senior Debt is paid in full, then and in such event, such payment or distribution shall be received and held in trust by the Holders apart from their other assets and paid over or delivered to the holders of the Senior Debt remaining unpaid to the extent necessary to pay in full in cash the principal of (premium, if any), and interest on, such Senior Debt in accordance with its terms and after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

                           (ii) Upon any payment or distribution of assets or securities referred to in this Section 9, the Holders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other Indebtedness of Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 9.

                  9.3 Rights of Holders of Senior Debt Not To Be Impaired. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by Company with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with.

                  The provisions of this Section 9 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Debt. Company and each Holder of a Note, by its acceptance thereof, acknowledges that the holders of the Senior Debt are relying upon the provisions of this
Section 9 in extending such Senior Debt.

                  9.4 Limitation on Rights and Remedies; Notice of Exercise of Remedies.

                  (a) Notwithstanding anything contained herein to the contrary, for any period during which Holder shall be blocked from receiving payments in respect of the

Subordinated Debt pursuant to Section 9.2(b) hereof (but in no event exceeding 90 consecutive days, provided that the Holder complies with the notice requirements of clause (b) below), Holder shall not (i) accelerate any portion of the Subordinated Debt, (ii) initiate any judicial proceeding or action to collect any portion of the Subordinated Debt or (iii) initiate or join in any Insolvency Proceeding unless, prior to the expiration of such period, the holders of the Senior Debt shall take an action of such type in respect of the Senior Debt, provided, however, that this Section 9.4(a) shall not apply to an Event of Default under Section 8.1(b)(ii) hereof, except that Holder agrees that it shall not accelerate any portion of the Subordinated Debt or take any other action proscribed by this Section 9.4(a) pursuant to such Event of Default prior to 90 days after the end of the applicable fiscal quarter to which such Event of Default relates.

                  (b) Should the Holder desire to take any action of the type referred to in clauses (i), (ii) and (iii) of Section 9.4(a) hereof, Holder shall (i) give the Specified Senior Creditor not less than 30 days' notice (or in the case of an Event of Default under Section 8.1(b)(ii) hereof, 10 days' notice) of Holder's intent to take any such action (which notice may be given during the continuation of any period during which Holder is blocked from receiving payments under Section 9.2 hereof), which notice shall detail the facts and circumstances on which the Holder is basing its entitlement to take such action, and (ii) obtain the prior written consent of the Required Holders.

                  9.5  In Furtherance of Subordination.

                  (a) At all times during which any of the Senior Debt is outstanding or there shall be any commitment to extend credit to Company thereunder, without the prior written consent of the holders of Senior Debt, Holder shall not

                           (i) cancel or otherwise discharge any of the obligations of Company in respect of the Subordinated Debt or subordinate such obligations to any other Indebtedness of Company, other than the Senior Debt;

                           (ii) accept any voluntary or optional prepayment of the principal of, or interest on, the Subordinated Debt; or

                           (iii) amend, modify, supplement or restate (w) the definition of "Permitted Liens", "Permitted Senior Debt", "Senior Debt", "Senior Debt Ceiling", "Senior Debt Document", "Specified Senior Creditor", "Specified Senior Debt" or "Subordinated Debt" set forth in Section 1 hereof, (x) the principal amortization of the Note; (y) Sections 2.3, 2.4, 2.6, 5.2, 8.1, 9.1 through 9.12 hereof, or the amount of any premium payable pursuant to Section 8.2(b) hereof or (z) any other provision hereunder which expressly inures to the benefit of the Holder of the Senior Debt.

                  (b) In no event shall Holder commence or join in any action or proceeding to contest the validity of the provisions of this Article 9.

                  9.6  Subordination Hereunder Not Affected.

                  (a) The provisions of this Article 9 shall remain in full force and effect irrespective of:

                           (i) any lack of validity or enforceability of any of the Senior Debt Documents;

                           (ii) any change in the time, manner of place or payment of, or in any other term of, all or any part of the Senior Debt, or any other amendment or waiver of or any consent to any departure from the Senior Debt, including, without limitation, extending loans or other forms of credit above the amounts stated therein (subject, however, to the exclusion of such additional loans and credits in excess of the Senior Debt Ceiling from the benefit of this Section 9.6(a) as "Senior Debt"), whether resulting from the extension of additional credit to Company or any of its Subsidiaries or Affiliate or otherwise;

                           (iii)   any taking, exchange, release or
                  non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to any departure from any guaranty, for all or any of the Senior Debt;

                           (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Debt, or any manner of sale or other disposition of any collateral for all or any of the Senior Debt or any other assets of Company or any of its Subsidiaries; or

                           (v) any dissolution, merger, consolidation or other form of corporate restructuring of Company or the termination of corporate existence of Company.

                  (b) The provisions of this Section 9 constitute a continuing agreement and shall (i) remain in full force and effect until the payment in full in cash or cash equivalents acceptable to holders of the Senior Debt in their sole discretion, of the Senior Debt and the termination of any commitment to lend or otherwise extend credit thereunder, (ii) be binding upon any successors or assignees of Holders or subsequent holders of the Subordinated Debt, and (iii) inure to the benefit of, and be enforceable by, the holders of the Senior Debt and their respective successors, transferees and assigns.

                  9.7 Relative Rights. The provisions of this Article 9 are for the benefit of the holders of Senior Debt (and their successor and assigns) and shall be enforceable by them directly against each holder of the Note. Each Purchaser or holder of the Note acknowledges and agrees that any breach of the provisions of this Article 9 will cause irreparable harm for which the payment of monetary damages may be inadequate. For this reason, each holder of the Note agrees that, in addition to any remedies at law or equity to which a holder of the Senior Debt may be entitled, a holder of the Senior Debt will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Article 9 and/or to compel specific performance of such provisions.

                  9.8 Subrogation. Upon the payment in full of all Senior Debt and the termination of any commitment to extend credit thereunder, the Holders shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, the Senior Debt pursuant to the provisions of this Section 9 and to the rights of the holders of Senior Debt to receive payments or distributions of assets of Company made on the Senior Debt until the Note shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of Senior Debt of any cash, property or securities to which Holders of the Note would be entitled except for the provisions of this Section 9, no payment over pursuant to the provisions of this
Section 9 to holders of Senior Debt by the Holders, shall, as between Company, its creditors other than holders of Senior Debt and the Holders, be deemed to be payment by Company to or on account of Senior Debt, it being understood that the provisions of this Section 9 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Holders, on the other hand.

                  If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Section 9 shall have been applied, pursuant to the provisions of this Section 9, to the payment of Senior Debt, then and in such case, the Holders shall be entitled to receive from the holders of Senior Debt at the time outstanding any payments or distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all Senior Debt in full.

                  9.9 Obligations of Company Unconditional. Nothing contained in this Section 9 or elsewhere in this Agreement or in the Note is intended to or shall impair, as between Company and the Holders, the obligations of Company, which are absolute and unconditional, to pay to the Holders the principal of (premium, if any), and interest on, the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon the occurrence of a Default or Event of Default under this Agreement, subject to the rights, if any, under this Section 9 of the holders of Senior Debt in respect of cash, property or securities of Company received upon the exercise of any such remedy.

                  The failure to make a payment on account of principal of, or interest on, the Note by reason of any provision of this Section 9 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

                  9.10 Notice to Holders. Company shall give prompt written notice to each Holder of any fact known to Company which would prohibit the making of any payment on or in respect of the Note, but failure to give such notice shall not affect the subordination of the Subordinated Debt to the Senior Debt provided in this Section 9. Notwithstanding the provisions of this Section 9 or any other provision of this Agreement or the Note, no Holder shall be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or in respect of the Note, unless and until the Holders shall have actual knowledge thereof or the Holders shall have received written notice thereof from Company or a representative of or holder of Senior Debt, and, prior to the receipt of any such written notice, subject to the provisions of this Section 9, the Holders shall be entitled in all respects to assume no such facts exist. Nothing contained in this Section
9.10 shall limit the right of the holders of Senior Debt to recover payments as contemplated by 9.1 and 9.2.

                  9.11 Right of Any Holder as Holder of Senior Debt. Any Holder in its individual capacity shall be entitled to all the rights set forth in this
Section 9 with respect to any Senior Debt which may at any time be held by it, to the same extent as any other holder of Senior Debt, and nothing in this Agreement shall deprive such Holder of any of its rights as such holder.

                  9.12 Reinstatement. The provisions of this Section 9 shall continue to be effective or be reinstated, and the Senior Debt shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

10.  [Intentionally omitted.]

11.  MISCELLANEOUS

                  11.1 Complete Agreement; Modification of Agreement; Sale of Interest.

                  (a) The Transaction Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except as provided therein, or in the case of the Loan Documents by an agreement in writing signed by Company and Purchaser in accordance with Section 11.1(d) hereof. Company may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Company's rights, title, interests, remedies, powers and duties hereunder or thereunder. Company hereby consents to Purchaser's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Purchaser's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not.

                  (b) In the event Purchaser assigns or otherwise transfers all or any part of the Note, Company shall, upon the request of Purchaser issue new Notes to effectuate such assignment or transfer. Any such assignment or transfer must comply with applicable securities laws and, at the request of Company, Purchaser shall deliver to Company an opinion of counsel as to such compliance, which counsel may be in-house counsel to Purchaser.

                  (b) Subject to the provisions of clause (ii) below, Purchaser may sell, assign, transfer or negotiate to one or more other lenders, commercial banks, insurance companies, other financial institutions or any other Person acceptable to Purchaser all or a portion of its rights and obligations under the Note held by Purchaser and this Agreement; provided, however, that acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to Purchaser. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assignor's rights and obligations under this Agreement, such assignor shall cease to be a party hereto).

                           (i) Purchaser shall not assign or otherwise transfer the Note to a Person which is not an Affiliate of Purchase unless Purchaser first gives Company a notice of its intention to do so. Company will then have a period of ten
                  (10) Business Days to make an offer to purchase the Note or portion thereof which Purchaser indicates it intends to transfer. Purchaser may then either accept such offer or effectuate a transfer to a Person which is not an Affiliate of Purchaser at a price higher than that offered by Company, if any, provided that such transfer takes place no later than 90 days after the date of the notice by Purchaser to Company. If at the end of the 90-day period Purchaser has not completed the transfer of the Note, such transfer may not occur and the Note shall again be subject to the restriction in this Section 11.1(c).

                  (d) No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each holder of a Note affected thereby do any of the following: (i) subject such holder to any additional obligations, (ii) reduce the principal of, or interest on, the Note or other amounts payable hereunder or release or discharge Company from its obligations to make such payments, (iii) postpone any date fixed for any payment of principal of, or interest on, the Note or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of the Note, or the number of holders thereof, which shall be required for such holders or any of them to take any action hereunder, or (v) amend this Section 11.1(d).

                  11.2 Fees and Expenses. If an Event of Default shall have occurred and be continuing and Purchaser shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with any attempt to enforce any rights of Purchaser against Company, any Subsidiary of Company or any other Person, that may be obligated to Purchaser by virtue of any of the Loan Documents then, and in any such event, the reasonable attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Company to Purchaser and shall be additional Obligations under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

                  11.3 No Waiver by Purchaser. Purchaser's failure, at any time or times, to require strict performance by Company of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Purchaser thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Purchaser of an Event of Default by Company under the Loan Documents shall not suspend, waive or affect any other Event of Default by Company under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Company contained in this Agreement or any of the other Loan Documents and no Event of Default by Company under this Agreement and no defaults by Company under any of the other Loan Documents shall be deemed to have been suspended or waived by Purchaser, unless such suspension or waiver is by an instrument in writing signed by an officer of Purchaser and the Required Holders and directed to Company specifying such suspension or waiver.

                  11.4 Remedies. Purchaser's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Purchaser may have under any other agreement, including without limitation, the Loan Documents, the other Transaction Documents, by operation of law or otherwise.

                  11.5 Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Transaction Documents.

                  11.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  11.7 Binding Effect; Benefits. This Agreement and the other Transaction Documents shall be binding upon, and inure to the benefit of, the successors of Company and Purchaser and the assigns, transferees and endorsees of Purchaser.

                  11.8 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                  11.9 Governing Law. Except as otherwise expressly provided in any of the Transaction Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Purchaser and Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal or New York State courts located in the County of New York, State of New York. Nothing herein shall preclude Purchaser or Company from bringing suit or taking other legal action in any other jurisdiction.

                  11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

                  If to Company:

                  Emcore Corporation
                  394 Elizabeth Avenue
                  Somerset, New Jersey  08873
                  Attn: Thomas G. Werthan, Chief Financial Officer Telecopy Number: (732) 271-0477

                  with a copy to:

                  White & Case
                  First Union Financial Center
                  200 South Biscayne Boulevard
                  Miami, Florida  33131-2352
                  Attn:  Jorge L. Freeland, Esq.
                  Telecopy Number: (305) 358-5744

                  If to Purchaser:

                  GE Capital Equity Investments, Inc.
                  120 Long Ridge Road
                  Stamford, Connecticut  06927
                  Attn:  GE Equity Group-Emcore
                  Telecopy Number: (203) 357-6527

                  with copies to:

                  General Electric Capital Corporation
                  120 Long Ridge Road
                  Stamford, Connecticut  06927
                  Attention:  GE Equity Group Legal Counsel
                  Telecopy Number: (203) 357-3047

                  and

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attn:  Ted S. Waksman, Esq.
                  Telecopy Number:  (212) 310-8007


                  If to the Specified Senior Creditor:

                  First Union National Bank
                  370 Scotch Road - NJ 72330
                  West Trenton, New Jersey  08628
                  Attn: Kathleen H. Czarniewski, Senior Vice President Telecopy Number: (609) 771-5860

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                  11.11 Survival. The representations and warranties of Company in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

                  11.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  11.14 Publicity. Neither Purchaser nor Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law, subject to advance consultation with the other party.

                  IN WITNESS WHEREOF, Company and Purchaser have executed this Agreement as of the day and year first above written.

                                       EMCORE CORPORATION

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       Purchaser:

                                       GE CAPITAL EQUITY INVESTMENTS, INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:















[SIGNATURE PAGE - NOTE PURCHASE AGREEMENT]

                             NOTE PURCHASE AGREEMENT

                            dated as of May 26, 1999

                                 by and between

                               EMCORE CORPORATION

                                       and

                       GE CAPITAL EQUITY INVESTMENTS, INC.

TABLE OF CONTENTS


                             NOTE PURCHASE AGREEMENT

Section                                                                                               Page
-------                                                                                               ----

1.       DEFINITIONS....................................................................................1

2.       PURCHASE OF NOTE...............................................................................8

         2.1      Purchase of Note......................................................................8

         2.2      Closing...............................................................................8

         2.3      Optional Prepayment...................................................................8

         2.4      Mandatory Redemption..................................................................9

         2.5      Use of Proceeds.......................................................................9

         2.6      Interest on Note......................................................................9

         2.7      Receipt of Payments..................................................................10

         2.8      Application of Payments..............................................................10

         2.9      Sharing of Payments..................................................................10

         2.10     Indemnity............................................................................11

         2.11     Access...............................................................................11

         2.12     Taxes................................................................................11

3.       PURCHASER'S REPRESENTATIONS AND WARRANTIES....................................................12

         3.1      Investment Intention.................................................................12

         3.2      Accredited Investor..................................................................12

         3.3      Corporate Existence..................................................................12

         3.4      Corporate Power; Authorization; Enforceable Obligations..............................12

4.       COMPANY'S REPRESENTATIONS AND WARRANTIES......................................................13

         4.1      Authorization and Issuance of Note...................................................13

         4.2      Corporate Existence; Compliance with Law.............................................13

         4.3      Securities Laws......................................................................13

         4.4      Corporate Power; Authorization; Enforceable Obligations..............................14

         4.5      Financial Statements.................................................................14

         4.6      Brokers..............................................................................14

         4.7      Patents, Trademarks, Copyrights and Licenses.........................................15

         4.8      No Material Adverse Effect...........................................................15

         4.9      SEC Documents........................................................................15

TABLE OF CONTENTS


                             NOTE PURCHASE AGREEMENT

Section                                                                                               Page
-------                                                                                               ----

         4.10     Full Disclosure......................................................................15

5.       COVENANTS.....................................................................................15

         5.1      Affirmative Covenants................................................................15

         5.2      Negative Covenants...................................................................16

6.       CONDITIONS PRECEDENT..........................................................................18

         6.1      Conditions Precedent.................................................................18

         6.2      Additional Conditions................................................................19

7.       CONVERSION....................................................................................19

         7.1      Conversion of Note...................................................................19

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES........................................................24

         8.1      Events of Default....................................................................24

         8.2      Remedies.............................................................................26

         8.3      Waivers by Company...................................................................27

9.       SUBORDINATION.................................................................................27

         9.1      Note Subordinated to Senior Debt.....................................................27

         9.2      Priority and Payment Over of Proceeds in Certain Events..............................28

         9.3      Rights of Holders of Senior Debt Not To Be Impaired..................................29

         9.4      Limitation on Rights and Remedies; Notice of Exercise of Remedies....................29

         9.5      In Furtherance of Subordination......................................................30

         9.6      Subordination Hereunder Not Affected.................................................31

         9.7      Relative Rights......................................................................31

         9.8      Subrogation..........................................................................32

         9.9      Obligations of Company Unconditional.................................................32

         9.10     Notice to Holders....................................................................32

         9.11     Right of Any Holder as Holder of Senior Debt.........................................33

         9.12     Reinstatement........................................................................33

10.      [Intentionally omitted.]......................................................................33

11.      MISCELLANEOUS.................................................................................33

TABLE OF CONTENTS


                             NOTE PURCHASE AGREEMENT

Section                                                                                      Page
-------                                                                                      ----

11.1     Complete Agreement; Modification of Agreement; Sale of Interest......................33

11.2     Fees and Expenses....................................................................34

11.3     No Waiver by Purchaser...............................................................35

11.4     Remedies.............................................................................35

11.5     Waiver of Jury Trial.................................................................35

11.6     Severability.........................................................................35

11.7     Binding Effect; Benefits.............................................................36

11.8     Conflict of Terms....................................................................36

11.9     Governing Law........................................................................36

11.10    Notices..............................................................................36

11.11    Survival.............................................................................37

11.12    Section and Other Headings...........................................................38

11.13    Counterparts.........................................................................38

11.14    Publicity............................................................................38

Schedules
         Schedule 1(A)        -        Existing Shareholders
         Schedule 1(B)        -        Liens
         Schedule 4.2         -        Subsidiaries
         Schedule 4.8         -        Material Adverse Effect
         Schedule 5.2(d)      -        Senior Debt


Exhibits
         Exhibit A       Form of Note
         Exhibit B       Registration Rights Agreement
         Exhibit C-1     Opinion of White & Case, special counsel to Company
         Exhibit C-2     Opinion of Dillon, Bitar & Luther L.L.C., special New
                         Jersey counsel to Company
         Exhibit D       Example of Anti-Dilution Adjustment